EXHIBIT F-1


                                [Q&B Letterhead]





                                                  March 21, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Application of Wisconsin Energy Corporation
          Form U-1 Under the Public Utility Holding Company Act of 1935 (File No. 70-09571)

Ladies and Gentlemen:

          We are furnishing this opinion to the Securities and Exchange Commission (the "Commission") at the request of Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), in connection with WEC's Application/Declaration on Form U-1 (File No. 70-09571) (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission authorize WEC's acquisition of all of the issued and outstanding stock of WICOR, Inc., a Wisconsin corporation ("WICOR") (the "Transaction"), and also requests an order from the Commission that, following the consummation of the Transaction, WEC, and each of its subsidiary companies, will be exempt from all provisions of the Act, other than Section 9(a)(2), pursuant to Section 3(a)(1) of the Act. WEC and WICOR currently are both exempt holding companies pursuant to Section 3(a)(1) of the Act.

          The Transaction will be consummated in accordance with the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 27, 1999, as amended as of September 9, 1999, by and among WEC, WICOR and CEW Acquisition, Inc. ("CEW Acquisition"), a Wisconsin corporation and wholly owned subsidiary of WEC formed for the purpose of facilitating the Transaction. The Merger Agreement provides for the acquisition of WICOR by WEC through a merger of CEW Acquisition with WICOR (the "Merger") in which the outstanding shares of WICOR common stock, par value $1.00 per share ("WICOR Common Stock"), will be converted into the right to receive cash, shares of WEC common stock, par value $.01 per share ("WEC Common Stock"), or a combination of cash and shares of WEC Common Stock (the "Merger Consideration"), upon the terms and subject to the conditions of the Merger Agreement. Under the Merger Agreement, WEC will select a percentage of the Merger Consideration to be paid in WEC Common Stock, which
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may not be less than 40% or more than 60%; the balance will be paid in cash.
However, WEC may elect to pay the Merger Consideration in 100% cash if the average closing price of WEC Common Stock during a valuation period shortly before the Merger closes, when the exchange ratio will be determined, is less than $22.00 per share.

          Under the Merger Agreement, if the Merger Consideration is paid in 100% cash, then CEW Acquisition will be merged with and into WICOR, which will be the surviving corporation. If any of the Merger Consideration is paid in WEC Common Stock, then WICOR will be merged with and into CEW Acquisition, which will be the surviving corporation. The corporation which is the surviving corporation in the Merger is referred to in the Merger Agreement and herein as the "Surviving Corporation."

          In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of fact and matters of law, as we have deemed necessary for purposes of this opinion.

          The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

          (a) The Transaction shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the boards of directors and shareholders of WEC and WICOR.

          (b) All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be (including the approval and authorization of the Commission under the Act), and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          (c) The Registration Statement of WEC on Form S-4 (Registration No. 333-86827), Filed with the Commission on September 9, 1999 and declared effective by the Commission on September 10, 1999, shall remain effective pursuant to the Securities Act of 1933, as amended, and no stop order shall have been entered with respect thereto.
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          (d)  All corporate formalities required by state law for the consummation of the Transaction shall have been taken, and the Transaction shall have become effective in accordance with the laws of the State of Wisconsin.

          (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          (f) The representations and warranties of WICOR concerning the corporate organization, existence and capitalization of WICOR set forth in the Merger Agreement are true and correct in all respects.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, it is our opinion that:

          1. Each of WEC, WICOR and CEW Acquisition is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

          2. Upon the Transaction being consummated in accordance with the Merger Agreement and as contemplated by the Application:

               (a) All State laws applicable to the consummation of the Transaction will have been complied with;

               (b)  (i)  When so issued, any shares of WEC Common Stock issued pursuant to and as contemplated by the Merger Agreement will be validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted), and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Restated Articles of Incorporation of WEC;

                    (ii) The shares of common stock of the Surviving Corporation outstanding immediately after the Effective Time of Merger, as provided in Section 2.5 of the Merger Agreement, will be validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted), and WEC, as the sole holder thereof, will be entitled to the rights and
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                         privileges appertaining thereto as set forth in the
                         Restated Articles of Incorporation of the Surviving Corporation, which shall be in the form provided in
                         Section 2.3(a) of the Merger Agreement;

               (c) WEC will legally acquire all of the outstanding shares of WICOR Common Stock; and

               (d) The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by WEC or any associate company thereof.

          We hereby consent to the filing of this opinion as an exhibit to the Application.

          Larry J. Martin, a partner in our firm, is General Counsel of WEC.

                                        Very truly yours,

                                        /s/ Quarles & Brady LLP
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                                        QUARLES & BRADY LLP